                                     CONFIDENTIAL

                    MANAGEMENT SUCCESSION AND SEPARATION AGREEMENT


     This Management Succession and Separation Agreement ("Agreement") is made as of February 26, 1998, by and between Herbert D. Froemming (the "Executive") and Braun's Fashions Corporation (the "Company").

     WHEREAS, the Executive is currently Vice Chairman, Chief Financial Officer and Chief Administrative Officer and a director of the Company, and

     WHEREAS, the Executive and the Company, through its wholly owned subsidiary, Brauns Fashions, Inc., are parties to an Executive Employment Agreement dated as of December 19, 1991 ("Employment Agreement"), and

     WHEREAS, the Company, with the cooperation of the Executive, is preparing for an orderly management succession plan, and

     WHEREAS, in furtherance of the succession plan, the Company has agreed, among other things, to pay the Executive (i) for his services during a transitional period to assist in the succession strategy and (ii) a lump sum severance payment for the full and complete satisfaction of all of the Company's obligations under the Employment Agreement.

     NOW THEREFORE, the parties hereto agree and promise as follows:

     1. The Executive shall serve as the Company's Vice Chairman for an interim period (the "Interim Period") commencing on the date of this Agreement and ending on June 30, 1998 (the "Separation Date"). During the Interim Period, the Executive shall continue to serve as the Company's Vice Chairman, at a salary equivalent to his current salary, payable at those intervals that the Executive is currently paid and continue to report to the Board of Directors. The Executive shall devote full time to the Company's business and affairs during the Interim Period including assisting the Company's successor Chief Financial Officer. The Executive shall be considered an employee and shall be eligible for such fringe benefits as the Executive currently receives during the Interim Period, including but not limited to, a car allowance of $1000 per month, vacation, life insurance and medical and disability benefits (collectively, the "Fringe Benefits") during the Interim Period. The Executive shall be eligible to receive a bonus in accordance with the Company's fiscal 1998 Bonus Plan but shall thereafter not be eligible for any bonuses under the Company's bonus or incentive plans, now existing or hereafter established, nor be eligible for any stock option grants under the Company's 1997 Stock Option Plan. Any accounting costs which the Company may incur as a result of any management succession or separation agreements for the fiscal year ending February 28, 1998


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shall be considered extraordinary nonrecurring costs and excluded from the calculation required for computing bonuses to the Executive under the fiscal 1998 Bonus Plan.

     2. In further consideration for the full and complete discharge of all of the Company's obligations to the Executive under the Employment Agreement, the Company agrees to the following:

          (a) On the Separation Date, the Company shall in one installment pay the Executive $210,000. This payment shall be reported to the IRS on a Form 1099.

          (b) All of the Executive's unvested stock options to acquire common stock of the Company granted to the Executive on June 24, 1996 under the Company's 1987 Stock Option Plan (73,000 options in the aggregate) as well as the stock option to acquire 10,000 shares of common stock granted to Executive on July 17, 1997 at an exercise price of $8.75 per share shall vest on the date of this Agreement and the Executive shall have three (3) months from the Separation Date in which to exercise such stock options; after which time such stock options (the 83,000 collective options are hereafter referred to as the "Shares") shall terminate.

          (c) At such time as the Executive exercises the options in paragraph 2(b), the Company shall provide the Executive with a loan in the principal amount of up to $200,000 (the "Note"), the proceeds of which are to be used to assist the Executive in paying the exercise price for the Shares under paragraph 2(b). Providing the Executive with the Note is subject to, and contingent upon, approval from the Company's lender. The Note shall have a term of three years and bear interest at a rate of 7% per annum, payable semiannually in arrears. The Note shall contain a mandatory prepayment provision which provides that if the Executive sells any of the Shares during the term of the Note, thirty-five percent (35%) of the gross proceeds from such sale, net of commissions, shall be applied to the then outstanding obligations under the Note.

          (d) The Executive shall continue to receive the Fringe Benefits for twelve (12) months commencing on the Separation Date.

          (e) The Executive shall be entitled to receive for unrestricted expenses incurred with respect to outplacement $1,000 per month commencing on the Separation Date and continuing until the earlier of the Executive accepting new employment or 12 months from the Separation Date.

          (f) After the Separation Date, the Executive and the Executive's spouse shall be entitled to continue to be covered by the Company's group health insurance coverage subject to the terms of such policy as presently maintained, or as maintained in the future, as a member of the group, the cost of which shall be paid by the Company, which coverage shall be continued until the earlier of five (5) years from the Separation Date or the Executive's satisfying the age qualifications to be eligible for Medicare. The coverage for Executive's


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     spouse shall terminate also at the earlier of five (5) years from the
     Separation Date or the Executive's satisfying the age qualifications to be eligible for Medicare or the death of the Executive. To the extent the Executive receives coverage for Medicare with another company during the five (5) years, the benefits under the foregoing two sentences shall terminate.

          (g) At the end of twelve months from the Separation Date, the Company shall assign the Executive's $500,000 life insurance policy at no cost to the Executive. Any cash surrender value which accrues under such policy shall be for the benefit of the Executive.

          (h) The Company shall, for a six-month period commencing on June 30, 1998, pay the Executive an aggregate of $30,000, payable in monthly installments, in connection with providing consulting services by telephone, including assisting the successor Chief Financial Officer during this transitional period and the Executive agrees to provide the foregoing services.

          (i) The Company will reimburse the Executive up to $2,500 for legal services rendered to Executive by his personal counsel in connection with this Agreement.

     3. In consideration for the payments and benefits provided to the Executive in paragraphs 1 and 2 above, the Executive acknowledges that the Company has fulfilled its obligations in full under the Employment Agreement.

          The Executive further agrees to formally resign and relinquish his positions as Chief Financial Officer and Chief Administrative Officer of the Company and Braun's Fashions, Inc. as of the date of this Agreement and as Vice Chairman and a director of the Company and Braun's Fashions, Inc. as of the Separation Date. The parties shall mutually prepare and approve the press release announcing the foregoing resignations.

     4. The Executive shall not disclose the terms of this Agreement to anyone other than his immediate family and any accounting and legal advisors solely for the purposes of obtaining advice about the agreements with the Company hereunder.

     5. Upon execution of this Agreement by both parties, the Executive and his successors and assigns and the Company and its directors, officers, employees, agents and insurers and their respective successors and assigns, covenant not to sue each other and release and forever discharge each other from any and all causes of action, claims, suits and demands, whether known or unknown, for or by reason of any transaction, cause, matter or thing whatsoever up to the date hereof, including but not limited to, all claims of breach of contract, wrongful discharge and promissory estoppel, all claims for payment of deferred compensation, and all claims of discrimination based on religion, national origin, age (including the Age Discrimination in Employment Act of 1976, 29 U.S.C. Section 621), disability, sexual preference, marital status and retaliation and all claims based upon any federal, state or municipal statute or ordinance relating to discrimination in employment. The foregoing release


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and covenant not to sue is not intended to release either party from its obligations under this Agreement and either party may have a cause of action against the other for any breach of this Agreement.

     6. The Executive shall have fifteen (15) calendar days from the date of this Agreement to rescind this Agreement in its entirety. If the Executive wishes to rescind this Agreement, he must do so in writing and must deliver a Notice of Rescission, if by hand, within fifteen (15) calendar days after the Agreement is executed or, if mailed, by having the Notice of Rescission postmarked within fifteen (15) calendar days after the Agreement is executed and sent by certified mail, return receipt requested. Notice of Rescission must be sent to Braun's Fashions Corporation, 2400 Xenium Lane North, Plymouth, Minnesota 55441, attention: William Prange.

     7. The Executive also acknowledges that he has at least twenty-one (21) days in which to consider whether to enter into this Agreement, although he is free to execute this Agreement at any time before the twenty-one (21) day period has expired.

     8. Both parties have read the terms and provisions of this Agreement and understand them.

     9. This Agreement shall inure to the benefit of the Executive, his heirs, administrators, representatives, executors, successors and assigns.

     10. This Agreement supersedes and replaces the Employment Agreement which hereafter has no further force or effect.

     11. In consideration for the benefits and payments provided to the Executive under this Agreement, the Executive agrees that:

          (a) for a period of one (1) year after the Separation Date, the Executive will not in any way, directly or indirectly, engage or invest in, own, manage, operate, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with or render services or advice to, any women's retail business headquartered or having significant business operations in Minnesota.

          (b)  for a period of two (2) years after the Separation Date:

               (i) the Executive will not, directly or indirectly, either for himself or any other person, (1) induce or attempt to induce any employee of the Company to leave the employ of the Company, (2) in any way interfere with the relationship between the Company and any employee of the Company, or (3) induce or attempt to induce any vendor, supplier, landlord or business relation of the Company to cease doing business


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          with the Company or in any way interfere with the Company's relationships with vendors, suppliers, landlords or other business relations;

               (ii) the Executive will not, directly or indirectly, either for himself or any other person, solicit the business of any vendor or supplier with which the Company presently imports merchandise or provide the identity of any vendor or supplier as identified on Exhibit A attached hereto;

               (iii) the Executive will not, directly or indirectly, either for himself or any other person, negotiate or otherwise be involved in any way with respect to the real estate locations presently contemplated by the Company in connection with its expansion as identified on Exhibit A attached hereto.

The Executive agrees that the foregoing covenants in this paragraph 11 are reasonable with respect to duration, geographical area and scope.

     12. (a) The Executive will not divulge to others or use for the Executive's own benefit any confidential information obtained during the Executive's employment relating to the Company's business and operations or its affiliates involving strategy, customer lists, lists of prospective customers, potential store locations, employee lists, number and location of sales representatives, new and existing programs and services, prices and terms, and any other proprietary information as may exist or be developed from time to time.

          The Executive will not divulge "Trade Secrets" as that term is defined in Minnesota Statutes Chapter 325.C.

          (b) Upon termination of employment services, the Executive will return to the Company all documents, copies, papers, printouts, diskettes, or other media which contain any such proprietary, confidential, or trade secret information.

     13. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. Failure by either party to enforce any provision of this Agreement shall not constitute a waiver of such party's rights to subsequently enforce such provision or any other provision of this Agreement, unless such rights are waived in writing. No waiver by either party hereto at any time of any breach by the other party to this Agreement or of any condition or provision of this Agreement, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. In the event of any conflict between this Agreement and any other agreement entered into by and between the Company and the Executive, this Agreement shall control. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of


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any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals as of the date first stated above.



                              /s/ Herbert D. Froemming
                              -----------------------------------
                              Herbert D. Froemming




                              BRAUN'S FASHIONS CORPORATION


                              By: /s/ William J. Prange
                                  -------------------------------
                                   Its: President and CEO
                                        -------------------------









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                                                                    EXHIBIT A



                             FOREIGN VENDORS


     1.   Pressfield, Hong Kong

     2.   Tun-Tex, Tung Mong

     3.   D-Chow, Singapore


APPLICABLE BRAUN'S LOCATIONS WITHIN FOLLOWING MALLS


              MALL                          CITY
              ----                          ----

          Hayes                        Hayes, Kansas

          Chapel Hill                  Akron, Ohio

          Northtown Mall               Spokane, Washington

          Westroads                    Omaha, Nebraska

          White Oaks                   Springfield, Illinois

          Wahpeton                     Wahpeton, North Dakota

          Williston                    Williston, North Dakota

          Tri-County                   Cincinnati, Ohio

          Markland Mall                Kokomo, Indiana

          Mounds Mall                  Anderson, Indiana

          Richmond Square              Richmond, Indiana

          Twin Peaks                   Longmount, Colorado

          Provo                        Provo, Utah

          Westwood                     Jackson, Michigan

          Eastland                     Columbus, Ohio